eCOM CORPORATION

A Nevada Corporation

Exhibit 23

Consents of Independent Public Accountants

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James E. Slayton, CPA
3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333


To Whom It May Concern:July 7, 1999

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of July 7, 1999, on the Financial Statements of ECom Corporation. from the inception date of October 6, 1998 through March 23, 1999, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,
/S/James E. Slayton, CPA
Ohio License ID # 04-1-15582